For Immediate Release
January 2, 2015
Media Contact:
Casey Lassiter, 205 410-2777
Casey.lassiter@healthsouth.com

Investor Relations Contact:
Mary Ann Arico, 205 969-6175
maryann.arico@healthsouth.com

HealthSouth Completes Acquisition of Encompass Home Health and Hospice

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS), the nation's largest owner and operator of inpatient rehabilitation hospitals, today announced it has completed its previously announced acquisition of privately held EHHI Holdings, Inc., which owns Encompass Home Health and Hospice (“Encompass”).

Founded in 1998 and based in Dallas, Texas, Encompass is the fifth largest provider of Medicare-focused, skilled home health services in the United States. It operates 140 locations across 13 states and employs approximately 5,000 healthcare and support professionals who provide more than 2.1 million patient visits annually. Encompass was previously owned by a group led by Cressey & Company LP, a leading healthcare-focused private investment firm.

“Today we are very pleased to announce the acquisition of Encompass Home Health and Hospice,” said Jay Grinney, HealthSouth President and Chief Executive Officer. “Encompass’ exceptional management team, strong corporate culture, and track record of providing high-quality, cost-effective home care and hospice services complements HealthSouth’s leadership position in inpatient rehabilitation. In addition to being best-of-class operators, Encompass has demonstrated an ability to acquire home health and hospice entities and successfully incorporate them onto their operating platform. By utilizing HealthSouth’s strong free cash flow and access to capital, we believe we can provide additional value to our shareholders by accelerating the pace of consolidation of the home health and hospice sectors while, at the same time, continuing to grow our inpatient rehabilitation hospital portfolio. Bringing these two companies together also positions HealthSouth to be highly competitive in the evolving healthcare delivery system by allowing us to offer both facility-based as well as home-based post-acute services on a comprehensive, coordinated basis.”

J.P. Morgan Securities LLC acted as exclusive financial advisor to HealthSouth. Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to HealthSouth.

About HealthSouth

HealthSouth is the nation's largest owner and operator of inpatient rehabilitation hospitals in terms of patients treated and discharged, revenues and number of hospitals. With the acquisition of Encompass, HealthSouth, operating in 33 states across the country and in Puerto Rico, serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics and home health and hospice agencies. HealthSouth's hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, cardiac and pulmonary conditions, brain and spinal cord injuries, complex orthopedic conditions, and amputations. Encompass provides a comprehensive range of Medicare-certified home nursing services to adult patients and, in some markets, in-home hospice services and home care services for pediatric patients with severe medical conditions. HealthSouth and Encompass can be found on the Web at www.healthsouth.com and www.ehhi.com, respectively.

FORWARD-LOOKING STATEMENTS
Statements contained in this press release, which are not historical facts, such as those relating to future free cash flow, access to capital, growth opportunities, and the positioning of services for the system of healthcare delivery in the future, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's plan to repurchase its debt or equity securities, dividend strategies, effective income tax rates, HealthSouth's business strategy, its financial plans, its future financial performance, its projected business results or model, its ability to return value to shareholders, its projected capital expenditures, or its acquisition activities and opportunities. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought by or against HealthSouth, including those related to yet undiscovered issues, if any, at Encompass; adverse effects on HealthSouth’s stock price resulting from the integration of this acquisition; the ability to successfully integrate Encompass and to successfully complete future acquisitions, investments , and joint ventures consistent with HealthSouth’s growth strategy, including realization of anticipated revenues, cost savings, and productivity improvements arising from the related operations and avoidance of unforeseen exposure to liabilities; changes in HealthSouth’s or Encompass’ management team; changes in the regulation of the healthcare industry broadly or the inpatient rehabilitation, home health and hospice areas specifically at either or both of the federal and state levels; competitive pressures in the healthcare industry broadly or the inpatient rehabilitation, home health and hospice areas specifically and HealthSouth’s response thereto; the ability to maintain proper local, state and federal licensing where the company does business; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems, including the unauthorized access to or theft of patient or other sensitive information as well as any unforeseen issues, if any, related to integration of Encompass’ systems; the ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10‑K for the year ended December 31, 2013 and Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014.